Exhibit 10.1

Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT

(LIBOR TRANSITION AMENDMENT)

THIS AMENDMENT AGREEMENT (this “Agreement”), dated as of August 31, 2021 (the “Amendment Effective Date”), is entered into among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (the “Borrower”), LEXFORD PROPERTIES, L.P., an Ohio limited partnership (the “Guarantor”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the lenders from time to time party thereto (the “Lenders”), the letter of credit issuers from time to time party thereto (the “Fronting Banks”) and Bank of America, N.A., as Administrative Agent, have entered into that certain Revolving Credit Agreement dated as of November 1, 2019 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, certain loans and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in British Pound Sterling, Japanese Yen, and Euros (collectively, the “Impacted Currencies”) incur or are permitted to incur interest, fees, commissions or other amounts based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement; and

WHEREAS, applicable parties under the Credit Agreement have determined in accordance with the Credit Agreement that LIBOR for the Impacted Currencies should be replaced with a successor rate in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent has determined that certain conforming changes are necessary or advisable.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms.  Capitalized terms used herein but not otherwise defined herein (including on any Appendix attached hereto) shall have the meanings provided to such terms in the Credit Agreement, as amended by this Agreement.

2.Agreement.  Notwithstanding any provision of the Credit Agreement or any other Loan Document to the contrary, the parties hereto hereby agree that the terms set forth on Appendix A shall apply to the Impacted Currencies.  For the avoidance of doubt, to the extent provisions in the Credit Agreement apply to the Impacted Currencies and such provisions are not specifically addressed by Appendix A, the provisions in the Credit Agreement shall continue to apply to the Impacted Currencies.

3.Conflict with Loan Documents.  In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement or the other Loan Documents, the terms hereof shall control.

4.Conditions Precedent.  This Agreement shall become effective upon receipt by the Administrative Agent of counterparts of this Agreement, properly executed by the Borrower, the Guarantor and the Administrative Agent.

5.Payment of Expenses.  The Borrower agrees to reimburse the Administrative Agent for all reasonable and documented out-of-pocket fees, charges and disbursements of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement in accordance with Section 9.3(a) of the Credit Agreement.

6.Miscellaneous.

(a)The Loan Documents, and the obligations of the Borrower and the Guarantor under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.  This Agreement is a Loan Document.

(b)Each of the Borrower and the Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents.  The Guarantor hereby reaffirms its obligations under the Down REIT Guaranty dated as of November 1, 2019 made by the Guarantor in favor of the Administrative Agent and agrees that its obligation thereunder to guarantee the Obligations is in full force and effect as of the date hereof.

(c)Each of the Borrower and the Guarantor represents and warrants that:

(i)The execution, delivery and performance by such Person of this Agreement is within such Person’s organizational powers and has been duly authorized by all necessary organizational, partnership, member or other action, as applicable, as may be necessary or required, and do not and will not contravene the terms of its certificate or articles of incorporation or organization or other applicable constitutive documents.

(ii) This Agreement has been duly executed and delivered by such Person, and constitutes a valid and binding obligation of such Person, enforceable against it in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iii)The execution and delivery by such Person of this Agreement and performance by such Person of this Agreement do not and will not (i) conflict with or result in any breach or contravention of, or the creation of any lien under (x) any indenture, mortgage, deed of trust, or other agreement or other instrument to which such Person is a party or affecting such Person or the properties of such Person or any Consolidated Subsidiary thereof or (y) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or any Consolidated Subsidiary thereof or its property is subject or (ii) violate any applicable law, in each case, the consequences of which conflict, contravention or breach would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property.

(iv)Before and after giving effect to this Agreement, (A) all representations and warranties of such Person set forth in the Loan Documents are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality (after giving effect to such materiality qualification)) on and as of the Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in

2

all material respects (and in all respects if any such representation or warranty is already qualified by materiality (after giving effect to such materiality qualification)) as of such earlier date), and (B) no Event of Default exists.

(d)This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record.  This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

(e)Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)The terms of the Credit Agreement with respect to governing law, submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	ERP OPERATING LIMITED PARTNERSHIP,

an Illinois limited partnership

By:Equity Residential, a Maryland real estate investment trust, its general partner

By:/s/ Claudio Moreno

Name: Claudio Moreno

Title: First Vice President and Treasurer

GUARANTOR:	LEXFORD PROPERTIES, L.P.,

an Ohio limited partnership

By:	Lexford Partners, L.L.C., an Ohio limited liability company, its general partner
By:	ERP Operating Limited Partnership, an Illinois limited partnership, its manager

By:  Equity Residential, a Maryland real estate investment trust, its general partner

By:/s/ Claudio Moreno

Name: Claudio Moreno

Title: First Vice President and Treasurer

Signature Page to First Amendment to ERP Credit Agreement

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,

as Administrative Agent

By:/s/ Ronaldo Naval

Name: Ronaldo Naval

Title: Vice President

Signature Page to First Amendment to ERP Credit Agreement

Appendix A

TERMS APPLICABLE TO ALTERNATE CURRENCY LOANS

1.Defined Terms.  The following terms shall have the meanings set forth below:

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account specified in the Credit Agreement with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Alternate Currency” means each of the following currencies: British Pound Sterling, Japanese Yen and Euros.

“Alternate Currency Daily Rate” means, for any day, with respect to any extension of credit under the Credit Agreement denominated in British Pound Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided, that, if any Alternate Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  Any change in an Alternate Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternate Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternate Currency Daily Rate.”  All Alternate Currency Daily Rate Loans must be denominated in an Alternate Currency.

“Alternate Currency Loan” means an Alternate Currency Daily Rate Loan or an Alternate Currency Term Rate Loan, as applicable.

“Alternate Currency Term Rate” means, for any Interest Period, with respect to any extension of credit under the Credit Agreement:

(a)denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and

(b)denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offered Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two Business Days preceding the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then such date shall be such other day as otherwise reasonably determined by the Administrative Agent) with a term equivalent to such Interest Period;

provided, that, if any Alternate Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Appendix-1

“Alternate Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternate Currency Term Rate.”  All Alternate Currency Term Rate Loans must be denominated in an Alternate Currency.

“Applicable Authority” means, with respect to any Alternate Currency, the applicable administrator for the Relevant Rate for such Alternate Currency or any governmental authority having jurisdiction over the Administrative Agent or such administrator.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that

(a)if such day relates to any interest rate settings as to an Alternate Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternate Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternate Currency Loan, means a Business Day that is also a TARGET Day;

(b)if such day relates to any interest rate settings as to an Alternate Currency Loan denominated in (i) British Pound Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;  and (ii) Japanese Yen, means a day other than when banks are closed for general business in Japan; and

(c)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternate Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternate Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA, EURIBOR, TIBOR or any proposed LIBOR Successor Rate for any currency, any conforming changes to the definitions of “SONIA”, “EURIBOR”, “TIBOR”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Interest Payment Date” means, (a) as to any Alternate Currency Daily Rate Loan, the last Business Day of each March, June, September and December and the applicable maturity date set forth in the Credit Agreement and (b) as to any Alternate Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for

Appendix-2

an Alternate Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.

“Interest Period” means as to each Alternate Currency Term Rate Loan, the period commencing on the date such Alternate Currency Term Rate Loan is disbursed or converted to or continued as an Alternate Currency Term Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower in its Notice of Borrowing, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Alternate Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period pertaining to an Alternate Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the applicable maturity date set forth in the Credit Agreement.

“LIBOR Loan” means any Loan bearing interest by reference to LIBOR.

“Relevant Rate” means, with respect to any Loan denominated in (a) British Pound Sterling, SONIA, (b) Euros, EURIBOR and (c) Japanese Yen, TIBOR, as applicable.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day,  SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.1193%% per annum.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a LIBOR Loan, an Alternate Currency Daily Rate Loan or an Alternate Currency Term Rate Loan.

Appendix-3

2.Terms Applicable to Alternate Currency Loans.  From and after the Amendment Effective Date, the parties hereto agree as follows:

(a)Alternate Currencies.  (i) No Alternate Currency shall be considered a currency for which there is a published LIBOR rate, and (ii) any request for a new Loan denominated in an Alternate Currency, or to continue an existing Loan denominated in an Alternate Currency, shall be deemed to be a request for a new Loan bearing interest at the Alternate Currency Daily Rate or Alternate Currency Term Rate, as applicable; provided, that, to the extent any LIBOR Loan is outstanding on the Amendment Effective Date, such LIBOR Loan shall continue to bear interest at the rate in effect on the date this Agreement becomes effective until the end of the current Interest Period or payment period applicable to such LIBOR Loan unless, in the case of LIBOR a Loan that bears interest at a daily floating rate, such daily floating rate is no longer representative or being made available, in which case such LIBOR Loan shall bear interest at the applicable Alternate Currency Rate immediately upon the effectiveness of this Agreement.

(b)References to Euro-Dollar Rate, Euro-Dollar Loans and Euro-Dollar Rate Loans in the Credit Agreement and Loan Documents.

(i)References to the Euro-Dollar Rate, Euro-Dollar Loans and Euro-Dollar Rate Loans in provisions of the Credit Agreement and the other Loan Documents that are not specifically addressed herein (other than the definitions of Euro-Dollar Rate and Euro-Dollar Rate Loan) shall be deemed to include Alternate Currency Daily Rates, Alternate Currency Term Rates, and Alternate Currency Loans, as applicable.

(ii)For purposes of any requirement for the Borrower to compensate Lenders for losses in the Credit Agreement resulting from any continuation, conversion, payment or prepayment of any Alternate Currency Term Rate Loan on a day other than the last day of any Interest Period (as defined in the Credit Agreement), references to the Interest Period (as defined in the Credit Agreement) shall be deemed to include any relevant interest payment date or payment period for an Alternate Currency Term Rate Loan.

(c)Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Alternate Currency Daily Rate”, “Alternate Currency Term Rate” or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or the effect of any of the foregoing, or of any Conforming Changes.

(d)Borrowings and Continuations of Alternate Currency Loans.  In addition to any other borrowing requirements set forth in the Credit Agreement:

(i)Alternate Currency Loans.  Each Borrowing of Alternate Currency Loans and each continuation of an Alternate Currency Term Rate Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than 11:00 a.m.  three Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternate Currency Term Rate Loans, any continuation; provided, however, that if the Borrower wishes to

Appendix-4

request Alternate Currency Term Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing or continuation of Alternate Currency Term Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing or continuation of Alternate Currency Term Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of or continuation of Alternate Currency Loans shall be in a principal amount of the Dollar Equivalent of $3,000,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof.  Each Notice of Borrowing shall specify (i) whether the Borrower is requesting a Borrowing or a continuation of Alternate Currency Term Rate Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the currency and principal amount of Loans to be borrowed or continued, (iv) the Type of Loans to be borrowed and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a currency in a Notice of Borrowing requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If the Borrower fails to specify a Type of Loan in a Notice of Borrowing or if such Borrower fails to give a timely notice requesting a continuation, then the applicable Loans shall be made as Base Rate Loans denominated in Dollars; provided, however, that in the case of a failure to timely request a continuation of Alternate Currency Term Rate Loans, such Loans shall be continued as Alternate Currency Term Rate Loans in their original currency with an Interest Period of one (1) month.  If the Borrower requests a Borrowing of or continuation of Alternate Currency Term Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Except as otherwise specified in the Credit Agreement, no Alternate Currency Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Alternate Currency Loan and reborrowed in the other currency.

(ii)Conforming Changes.  With respect to any Alternate Currency Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, in the Credit Agreement or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement, the Credit Agreement or any other Loan Document (other than the consent of the Borrower); provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(iii)Notice of Borrowing. For purposes of a Borrowing of Alternate Currency Loans or a continuation of any Alternate Currency Term Rate Loan, the Borrower shall use the Notice of Borrowing attached hereto as Exhibit A.

Appendix-5

(e)Interest.

(i)Subject to the provisions of the Credit Agreement with respect to default interest, (x) each Alternate Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Currency Daily Rate plus the Applicable Margin; and (y) each Alternate Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternate Currency Term Rate for such Interest Period plus the Applicable Margin.

(ii)Interest on each Alternate Currency Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified in the Credit Agreement.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any debtor relief law.

(f)Computations.  All computations of interest for Alternate Currency Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternate Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Alternate Currency Loan for the day on which the Alternate Currency Loan is made, and shall not accrue on an Alternate Currency Loan, or any portion thereof, for the day on which the Alternate Currency Loan or such portion is paid, provided that any Alternate Currency Loan that is repaid on the same day on which it is made shall, subject to the terms of the Credit Agreement, bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(g)LIBOR Successor Rates.  The provisions in the Credit Agreement addressing the replacement of a current LIBOR Successor Rate for a currency shall be deemed to apply to Alternate Currency Loans and SONIA, TIBOR and EURIBOR, as applicable, and the related defined terms shall be deemed to include British Pound Sterling, Japanese Yen and Euros and SONIA, TIBOR and EURIBOR, as applicable.

Appendix-6

Exhibit A

FORM OF NOTICE OF BORROWING
(Alternate Currency Loans)

Date:  ___________, _____1

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of November 1, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among ERP OPERATING LIMITED PARTNERSHIP (the “Borrower”), the lenders party thereto from time to time, the Fronting Banks party thereto from time to time and BANK OF AMERICA, N.A., as Administrative Agent.  Terms used herein and not otherwise defined have the meanings assigned to them in the Credit Agreement.

The undersigned hereby requests on [insert proposed date of borrowing] (a Business Day) (select one)2:

Indicate: Borrowing, Conversion or Continuation	Indicate: Borrower Name	Indicate: Requested Amount	Indicate: Currency	Indicate: Alternate Currency Daily Rate Loan or Alternate Currency Term Rate Loan	For Alternate Currency Term Rate Loans Indicate: Interest Period (e.g., 1, 3 or 6 month interest period)

The Borrowing, if any, requested herein complies with the requirements set forth in the Credit Agreement.

ERP OPERATING LIMITED PARTNERSHIP,

an Illinois limited partnership

By:  Equity Residential, a Maryland real estate investment trust, its general partner

By:

Name:  [Type Name of Signatory]

Title:  [Type Title of Signatory]

[1]

Note to Borrower.  All requests submitted under a single Notice of Borrowing must be effective on the same date.  If multiple effective dates are needed, multiple Notices of Borrowing will need to be prepared and signed.

[2]	Note to Borrower. For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.